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                                                                  EXHIBIT 99.(C)

        The following provisions of the Declaration of Trust and By-Laws of Fund Asset Management Master Trust constitute all instruments defining the rights of holders of the securities proposed to be offered:

I.      Relevant Provisions of the Declaration of Trust:

        Article V                     Interests in the Trust
        Article VI                    Decreases and Withdrawals
        Article VII                   Determination of Book Capital Account
                                      Balances, Net Income and Distributions
        Article IX                    Holders
        Article X, Section 10.4       Amendment Procedure

II.     Relevant Provisions of By-Laws:

        Article I                     Holders' Meetings